                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:  3235-0104
                                                   Expires:  December 31, 2001
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person

                       HIGHFIELDS CAPITAL MANAGEMENT LP
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  (Last)                             (First)                         (Middle)

                             200 CLARENDON STREET
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                                    (Street)

                             BOSTON    MA    02117
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

                                    5/23/01
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

                     NEWHALL LAND & FARMING COMPANY (NHL)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

        Form filed by One Reporting Person
   ---

    X   Form filed by More than One Reporting Person
   ---
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
                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

PARTNERSHIP UNITS              2,534,100 (1)(2)                        I                 INVESTMENT MANAGER FOR FUNDS
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)


        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

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-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

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
Explanation of Responses:
(1) THE PARTNERSHIP UNITS TO WHICH THIS REPORT RELATES ARE DIRECTLY OWNED BY HIGHFIELDS CAPITAL I LP AND HIGHFIELDS CAPITAL II LP, EACH OF WHICH IS A FUND MANAGED BY HIGHFIELDS CAPITAL MANAGEMENT LP. EACH OF HIGHFIELDS CAPITAL MANAGEMENT LP, HIGHFIELDS GP LLC, JONATHON S. JACOBSON AND RICHARD L. GRUBMAN (EACH OF WHICH IS A REPORTING PERSON HEREUNDER) IS A BENEFICIAL OWNER OF THE PARTNERSHIP UNITS DIRECTLY OWNED BY HIGHFIELDS CAPITAL I LP AND HIGHFIELDS CAPITAL II LP.
(2) THE REPORTING PERSONS ARE FILING THIS REPORT AS A RESULT OF THE REPURCHASES OF PARTNERSHIP UNITS BY THE ISSUER, WHICH HAVE CAUSED THE REPORTING PERSONS' BENEFICIAL OWNERSHIP OF PARTNERSHIP UNITS TO EXCEED 10% OF THE ISSUER'S LAST REPORTED TOTAL OUTSTANDING PARTNERSHIP UNITS.

                               /s/ KENNETH S. COLBURN                6/1/01
                              -------------------------------       --------
                               ITS CHIEF OPERATING OFFICER            Date
                              **Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                           Joint Filer Information

Name:     Highfields GP LLC

Address:  c/o Highfields Capital Management LP
          200 Clarendon Street
          Boston, MA 02117

Designated Filer:  Highfields Capital Management LP

Issuer & Ticker Symbol:  Newhall Land & Farming Company (NHL)

Date of Event Requiring Statement:  5/23/01

Signature:  /s/ KENNETH H. COLBURN
            ------------------------
            Chief Operating Officer


Name:     Jonathon S. Jacobson

Address:  c/o Highfields Capital Management LP
          200 Clarendon Street
          Boston, MA 02117

Designated Filer:  Highfields Capital Management LP

Issuer & Ticker Symbol:  Newhall Land & Farming Company (NHL)

Date of Event Requiring Statement:  5/23/01

Signature:  /s/ KENNETH H. COLBURN
            ------------------------
            Attorney-In-Fact


Name:    Richard L. Grubman

Address:  c/o Highfields Capital Management LP
          200 Clarendon Street
          Boston, MA 02117

Designated Filer:  Highfields Capital Management LP

Issuer & Ticker Symbol:  Newhall Land & Farming Company (NHL)

Date of Event Requiring Statement:  5/23/01

Signature:  /s/ KENNETH H. COLBURN
            ------------------------
            Attorney-In-Fact

                             CONFIRMING STATEMENT

     This statement confirms that the undersigned, Jonathon S. Jacobson, has authorized and designated Kenneth H. Colburn to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's beneficial ownership of or transactions in securities of Newhall Land & Farming Company. The authority of Kenneth H. Colburn under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Newhall Land & Farming Company, unless earlier revoked in writing. The undersigned acknowledges that Kenneth H. Colburn is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:   June 1, 2001                   /s/ JONATHON S. JACOBSON
                                       ------------------------
                                       Jonathon S. Jacobson


                             CONFIRMING STATEMENT

     This statement confirms that the undersigned, Richard L. Grubman, has authorized and designated Kenneth H. Colburn to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's beneficial ownership of or transactions in securities of Newhall Land & Farming Company. The authority of Kenneth H. Colburn under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Newhall Land & Farming Company, unless earlier revoked in writing. The undersigned acknowledges that Kenneth H. Colburn is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:   June 1, 2001                   /s/ RICHARD L. GRUBMAN
                                       ----------------------
                                       Richard L. Grubman